GREEN MOUNTAIN COFFEE ROASTERS, INC.
____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on
Thursday, March 25, 2004
____________________

To Our Stockholders:

The Annual Meeting of Stockholders of Green Mountain Coffee Roasters, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices located at 81 Demeritt Place, Waterbury, Vermont (directions enclosed) on March 25, 2004 at 10:00 AM:

1. To consider and vote upon a proposal to amend the Company's 1998 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock available for issuance under the Plan from 300,000 shares to 600,000 shares;

2. To elect two Class II Directors of the Company to serve a three-year term until the Company's Annual Meeting in 2007 and the election and qualification of their respective successors; and

3. To transact such other business as may be properly brought before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on January 26, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of those stockholders will be open to examination by any stockholder for any purpose germane to the Meeting during ordinary business hours at the executive offices of the Company for a period of ten days before the Meeting.

All stockholders are cordially invited to attend the Meeting.

Sincerely,

/s/_Robert P. Stiller
Robert P. Stiller
Chief Executive Officer and President

Waterbury, Vermont
January 26, 2004

All stockholders are urged to attend the Meeting in person or by proxy. Whether or not you expect to be present at the Meeting, please mark, sign and return the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Proxy Statement- Table of Contents Page

INFORMATION CONCERNING SOLICITATION AND VOTING *

General *

Voting *

Solicitation and Revocation of Proxies *

Item 1: Amend the Company's 1998 Employee Stock Purchase Plan *

Introduction *

Summary of the Plan *

Vote Required for Approval *

EQUITY COMPENSATION PLAN INFORMATION *

Item 2: Election of Directors *

General Information Concerning the Board of Directors and its Committees *

Audit Committee Report *

Directors' Compensation *

Section 16(a) Beneficial Ownership Reporting Compliance *

EXECUTIVE COMPENSATION *

Summary Compensation Table *

Option Grants in Last Fiscal Year *

Aggregated Option Exercises *

Compensation Committee Report Executive Compensation for FY 2003 *

Performance Graph *

Employment Agreements *

Compensation Committee Interlocks and Insider Participation *

Code of Ethics *

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT *

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS *

FINANCIAL AND OTHER INFORMATION *

OTHER BUSINESS *

INDEPENDENT AUDITORS *

PROPOSALS OF STOCKHOLDERS *

APPENDIX A *

APPENDIX B *

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The accompanying proxy is solicited by the Board of Directors (the "Board") of Green Mountain Coffee Roasters, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held on Thursday, March 25, 2004 at 10 A.M. at the Company's offices located at 81 Demeritt Place, Waterbury, Vermont. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of record on or about February 23, 2004.

At the Annual Meeting, stockholders will be asked to (1) consider and vote upon a proposal to amend the Company's 1998 Employee Stock Purchase Plan (the "Plan") to increase the number of shares of common stock of the Company available for issuance under the Plan from 300,000 shares to 600,000 shares; (2) elect the following nominees as Class II Directors of the Company to serve for a three-year term until the Company's Annual Meeting in 2007 and the election and qualification of their respective successors: Barbara D. Carlini and Hinda Miller; and (3) transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The principal offices of the Company are 33 Coffee Lane, Waterbury, Vermont 05676, and the Company's telephone number is (800) 545-2326.

Voting

To vote by proxy, please mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

As of the close of business on January 26, 2004, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, 7,022,817 shares of the Company's common stock, par value $0.10 per share, were outstanding. The presence in person or by proxy of a majority of the total number of outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Each stockholder is entitled to one vote for each share of common stock held as of the record date. Stockholders may not cumulate votes for the election of directors. Directors are elected by plurality vote. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval has been obtained, but are counted for quorum purposes.

If a nominee for director is unable to serve as a director, the persons appointed as proxy for the Annual Meeting may, in his or her discretion, vote for another person as director or vote to reduce the number of directors to less than seven, as the Board of Directors may recommend.

Solicitation and Revocation of Proxies

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the approval of the amendment of the Plan, and FOR the election of the two director nominees proposed by the Board. In addition, shares represented by your proxy will be voted in the named proxies' discretion on any matter of which the Company did not have notice by January 26, 2004 and, to the extent permitted by law, on any other business that may properly come before the Meeting and any adjournments. Your proxy will only be used at the Annual Meeting and any adjournments.

Once you execute and return your proxy to the Board, you may revoke or change it at any time before it is voted at the Annual Meeting by: (i) delivering a written notice of revocation to the Secretary of the Company at 33 Coffee Lane, Waterbury, Vermont 05676; (ii) delivering another signed proxy to the Secretary; or (iii) attending the Annual Meeting and voting in person.

The Company will bear the entire cost of soliciting the proxies. In addition to solicitation by mail, the directors, officers and other employees of the Company may solicit proxies in person, by telephone or by other means without additional compensation. The Company does not presently intend to retain professional proxy solicitation assistance or to solicit proxies otherwise than as described.

Item 1: Amend the Company's 1998 Employee Stock Purchase Plan

Introduction

     As of December 11, 2003, pursuant to the recommendation of the Compensation Committee of the Company's Board of Directors, the Company's Board of Directors approved an amendment to the Company's 1998 Employee Stock Purchase Plan (the "Plan") to increase the number of shares of common stock of the Company available for issuance thereunder from 300,000 shares to 600,000 shares and recommended that the Company's stockholders approve and ratify the amendment at the Annual Meeting. Of the 300,000 shares of common stock originally authorized for issuance at the Company's 1999 Annual Meeting of Stockholders, 259,441 shares have been issued, leaving 40,559 shares currently available under the Plan. The Board believes that without stockholder approval there will be insufficient shares reserved for future use under the Plan. If the stockholders do not approve the amendment to the Plan, the Plan will remain in effect but the number of shares of common stock available for issuance will remain limited to 300,000 shares.

Summary of the Plan

Purpose.  The purpose of the Plan is to encourage stock ownership by all eligible employees of the Company so that they may share in the growth of the Company and to encourage eligible employees to remain in the employ of the Company. The Plan is intended to qualify as an "Employee Stock Purchase Plan" as that term is defined in Section 423(b) of the Internal Revenue Code.

Administration.  The Compensation Committee of the Company's Board of Directors is the administrator of the Plan. However, the Board of Directors has reserved the right to administer the plan at its discretion. The Plan administrator has the authority and power to establish and revise rules, procedures and regulations relating to the Plan, determine the conditions subject to which any Plan benefits may be payable, resolve all questions concerning the status and rights of participants under the Plan, including eligibility, interpret and construe provisions of the Plan and make any other determinations which the Plan administrator believes are necessary or advisable for the administration of the Plan.

Eligibility.  Under the Plan, all employees who have completed thirty (30) days of employment with the Company and whose customary employment is more than twenty (20) hours per week are eligible to participate in the Plan, beginning at the start of the next succeeding Payment Period. Annually, each fiscal year is split in half into two periods (a "Payment Period") - one commencing on the first day of the Company's fiscal year and ending six months thereafter, and the second commencing the day after the termination of the first Payment Period and ending on the last day of the Company's fiscal year. As of December 31, 2003, the Company had approximately 497 employees eligible to participate in the Plan.

Rights; Purchase Price. On the first day of each Payment Period, each eligible employee participating in such Payment Period is granted the right to purchase up to the number of shares of common stock purchasable with a percentage not exceeding 10% of such employee's compensation during the applicable Payment Period. The purchase price per share of common stock acquired pursuant to rights granted under the Plan will equal to the lesser of (i) 85% of the fair market value of a share of common stock on the first day of the Payment Period or (ii) 85% of the fair market value of a share of common stock at the expiration of the Payment Period.

Transferability. Rights granted under the Plan are nontransferable except by will or the laws of descent and distribution and may be exercised only by the person to whom such rights are granted while that person is still alive.

Exercise. At the expiration of each Payment Period, each participant's right to purchase shares of common stock shall automatically be exercised and their accumulated payroll deductions will be applied to the purchase of whole shares of common stock, up to the maximum number of shares permitted pursuant to the terms of the Plan.

Participation; Withdrawal; Termination. An eligible employee may become a participant in a Payment Period by filling out, signing and delivering to the Company prior to the first business day of the applicable Payment Period an authorization stating the employee's agreement to participate in the Plan and stating the percentage to be deducted from the employees' pay. A participant may withdraw from the Plan at any time prior to the expiration of a Payment Period and upon such withdrawal all of the participant's payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal, such participant's option for the Payment Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Payment Period. If a participant withdraws from a Payment Period, payroll deductions will not resume at the beginning of the succeeding Payment Period unless the participant delivers a new subscription authorization to the Company. Upon the termination of a participant's employment relationship with the Company for any reason, the payroll deductions credited to such participant's account during the Payment Period but not yet used to exercise the option will be returned to such participant or, in the case of his/her death, to the person or persons entitled thereto, and such participant's option will be automatically terminated.

Duration, Amendment and Termination. The Plan will terminate on July 17, 2008. However, the Board may suspend or terminate the Plan at any time, provided that no such amendment or termination will affect rights to purchase outstanding under the Plan. Stockholder approval is required to amend the Plan to materially increase the number of shares that may be issued under the Plan.

Federal Income Tax Information. Participation in the Plan is intended to qualify for the favorable federal tax treatment accorded "employee stock purchase plans" under Section 423 of the Internal Revenue Code. Under these provisions, a participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired and the method of taxation will depend upon the holding period of the purchased shares. If the stock is disposed of more than two years after the beginning of the Payment Period and more than one year after the stock is transferred to the participant, the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the Payment Period over the exercise price, will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. Even if the stock is later disposed of for less than its fair market value on the exercise date, this amount is attributed to the participant as ordinary income, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss recognized by a participant upon the disposition of stock acquired under the Plan will be long-term or short-term, depending on how long the stock is held. There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Plan. The Company is entitled to a deduction to the extent such amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of 162(m) of the Code and the satisfaction of a tax reporting obligation).

Benefits to named executive officers and others

It is not presently possible to determine, with respect to the persons and groups shown in the table below, the number of shares to be purchased in the future by such person or groups pursuant to the Plan. Therefore, the following table sets forth information pertaining to shares which have been purchased as of September 27, 2003 pursuant to the Plan. The closing price of the Company's common stock on the Nasdaq National Market was $20.12 per share as of September 27, 2003, the last business day of the Company's 2003 fiscal year.

Name	Green Mountain Coffee Roasters, Inc. 1998 Employee Stock Purchase Plan
	Total Number of Shares Purchased	Dollar Value
Robert P. Stiller	-	$-
Kathryn S. Brooks	1,112	$22,000
William G. Hogan	1,203	$24,000
Daniel R. Martin	565	$11,000
James K. Prevo	6,136	$123,000
Jonathan C. Wettstein	9,280	$187,000
All Executive Officers as a Group	26,365	$530,000
All Non-Executive Directors as a Group	-	$-
All Non-Executive Officer Employees as a Group	233,076	$4,689,000

Vote Required for Approval

     The affirmative vote of a majority of the voting power of the common stock represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the Plan. Proxies solicited by the Board of Directors will be voted FOR the approval of the amendment to the Plan, unless stockholders specify a contrary choice in their proxies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE COMPANY'S 1998 EMPLOYEE STOCK PURCHASE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 27, 2003 about the Company's securities which may be issued under the Company's compensation plans (including the 1998 Employee Stock Purchase Plan, as originally approved by the Company's stockholders).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,000,597	$10.79	452,010
Equity compensation plans not approved by security holders	-	-	-
Total	1,000,597	$10.79	452,010

Item 2: Election of Directors

The Board of Directors is currently composed of seven directors and is divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class I Directors, consisting of William D. Davis, Jules A. del Vecchio and Robert P. Stiller will expire at the 2006 Annual Meeting. The term of office for Class II Directors, consisting of Barbara D. Carlini and Hinda Miller will expire at the 2004 Annual Meeting. The term of office for Class III Directors, consisting of Kathryn S. Brooks and David E. Moran, will expire at the 2005 Annual Meeting.

The Bylaws provide that the number of directors of the Company may be established by resolution of the Board. During 2003, the Board consisted of eight members, however, a vacancy was created as a result of the resignation of William G. Hogan as an officer and Class II director of the Company. The Board, by resolution, has currently determined that as of the 2004 Annual Meeting the number of directors shall be reduced from eight to seven, with three directors in Class I and two directors in each of Class II and Class III.

At the 2004 Annual Meeting, two persons are to be elected as Class II Directors to hold a three-year term of office from the date of their election until the 2007 Annual Meeting and until their successors are duly elected and qualified. The two nominees for election as Class II Directors are Barbara D. Carlini and Hinda Miller, each of whom is currently a Class II Director. Each nominee has agreed to serve as a director if elected.

Information concerning the two nominees and the directors whose terms of office will continue after the 2004 Annual Meeting is set forth below.

Name	Age	Position	Director Since
Class I Directors Continuing in Office - Term Ending in 2006
William D. Davis (1) (2)	54	Director	1993
Jules A. del Vecchio(2) (3)(4)	60	Director	1993
Robert P. Stiller(3)(5)	60	Chairman of the Board of Directors, President and Chief Executive Officer	1993
Nominees for Election as Class II Directors - Term Ending in 2004
Barbara D. Carlini (1) (2)	44	Director	2002
Hinda Miller (1) (2) (3)	53	Director	1999
Class III Directors Continuing in Office - Term Ending in 2005
Kathryn S. Brooks	47	Vice President of Human Resources and Organizational Development, and Director	2002
David E. Moran (2)	49	Director	1995

(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Governance and Nominating Committee
(4) Mr. del Vecchio has resigned as a member of the Compensation Committee and the Governance and Nominating Committee effective as of the 2004 Annual Meeting in order for the Company to fully comply with the recent amendments to the NASD Marketplace Rules requiring such committees to be comprised entirely of independent directors.
(5) Mr. Stiller has resigned as a member of the Governance and Nominating Committee effective as of the 2004 Annual Meeting in order for the Company to fully comply with the recent amendments to the NASD Marketplace Rules requiring such committee to be comprised entirely of independent directors.

Certain biographical information regarding each nominee and each director continuing in office is set forth below:

William D. Davis (Class I) is a Director and the President and Chief Executive Officer of Childtime Learning Centers, Inc. Mr. Davis joined Childtime Learning Centers Inc., in July 2002. From March 2002 to July 2002, Mr. Davis was the President and Chief Executive Officer of Tutor Time Learning Systems. Mr. Davis was also President and Chief Executive Officer of ChefExpress.net, Inc., an integrated food solution company, from January 2000 to June 2001. Prior to that Mr. Davis was an owner and a board member of Rondele Acquisition LLC, d/b/a Rondele Specialty Foods. Mr. Davis joined Rondele Foods as Partner in January 1996, and became Chairman of Rondele Specialty Foods (a newly formed company) in December 1998. Mr. Davis also served as Partner of Waterbury Holdings of Vermont, a specialty foods holding company, from March 1995 to December 1998. Mr. Davis was CEO of Waterbury Holdings from March 1995 through January 1998. In his association with Waterbury Holdings, Mr. Davis held the position of Partner and CEO of the company's affiliates including McKenzie LLC, All Season's Kitchen LLC, Franklin County Cheese Corporation, and Frank Hahn Incorporated.

Jules A. del Vecchio (Class I) is currently a Vice President of New York Life Insurance Company and is responsible for communications, and agent management and training. Mr. del Vecchio has been affiliated with New York Life Insurance Company since 1970.

Robert P. Stiller (Class I), founder of the Company, has served as its President and a director since its inception in July 1981. In September 1971, Mr. Stiller co-founded Robert Burton Associates, a company engaged in the development and sale of E-Z Wider products and served as its President and director until June 1980, when Robert Burton Associates was sold.

Barbara D. Carlini (Class II) has served as Chief Information Officer of Diageo (formerly Guinness North America) since November 2001. From September 1997 to November 2001, Ms. Carlini was Senior Director of Sales and Marketing Systems at Nabisco.

Hinda Miller (Class II) is currently President of DeForest Concepts, a consulting firm specializing in small business and the promotion of women entrepreneurs, and a member of several Boards of Directors.  Ms. Miller has been a Vermont State Senator since January 2003. Ms. Miller co-founded Jogbra, Inc., in 1977, the original maker of the "jogbra" women's sports garment. Ms. Miller served as President of Jogbra, Inc., from 1977 until 1990, and continued to serve as such when the company was purchased by Playtex Apparel, Inc., in 1990. In 1991, when Playtex Apparel was sold to Sara Lee Corp., Ms. Miller continued her leadership as President until 1994. In May 1994, she became CEO of the Champion Jogbra division of Sara Lee. From January 1996 through December 1997, Ms. Miller served as Vice President of Communications for the same division.

Kathryn S. Brooks (Class III) has served as Vice President of Human Resources and Organizational Development of the Company since April 2001. From April 1998 to April 2001, Ms. Brooks was Senior Vice President of Human Resources at Webster Bank, a financial services company. From May 1997 to April 1998, Ms. Brooks was President of Human Resources Professional Services, a management consulting company. From May 1992 to May 1997, Ms. Brooks served as Vice President of Human Resources at Bombardier Capital.

David E. Moran (Class III) is currently President of Fusion5, an innovation consulting company. From July 1992 through July 1999, Mr. Moran was a Partner in the Cambridge Group, a management consulting company focused on marketing. Before joining the Cambridge Group, he was a partner at Marketing Corporation of America from July 1984 to June 1992. Earlier in his career Mr. Moran spent ten years in brand management at General Foods and International Playtex. While at General Foods, he was Brand Manager of several of its Maxwell House coffee brands.

Except for Robert P. Stiller and Jules A. del Vecchio whose wives are sisters, none of the directors or nominees has any family relationship with any other nominee, director or officer.

General Information Concerning the Board of Directors and its Committees

The Board of Directors of the Company met five times in fiscal 2003. During that year each of the directors attended at least 75% of the aggregate of all meetings of the Board and of all committees of which he or she was a member. Following the 2004 Annual Meeting, provided that the nominees, Ms. Miller and Ms. Carlini are re-elected to the Board, the Board has determined that a majority of the directors will be independent as required by the recently amended NASD Marketplace Rules (the "NASDAQ Rules"). The Board has affirmatively determined by resolution that directors (or nominees) Davis, Carlini, Miller and Moran are independent within the meaning of Rule 4200(a)(14) of the NASDAQ Rules. During fiscal 2004, the Company intends to have two or more regularly scheduled executive session meetings attended solely by these independent directors.

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company's Annual Meeting of Stockholders, it encourages directors to attend and historically more than a majority have done so. For example, all of the directors attended the Company's 2002 and 2003 Annual Meetings. The Board will give consideration during the upcoming year of formalizing this excellent attendance record into a formal policy, so as to maximize attendance by directors, taking into account the directors' schedules and the timing requirements of applicable law.

Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Governance and Nominating Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company's website.

Governance and Nominating Committee. The principal function of the Board's standing Governance and Nominating Committee is to review and recommend qualified candidates to the Board of Directors for nomination for election to the Board. The Committee met two times during fiscal 2003. Directors Stiller, del Vecchio, and Miller constituted this Committee in fiscal 2003. Mr. Stiller and Mr. del Vecchio are not independent as defined by the recently amended NASDAQ Rules. Mr. Stiller and Mr. del Vecchio have resigned from the Governance and Nominating Committee effective as of the date of the 2004 Annual Meeting. In order to comply with recently amended NASDAQ Rules and subject to the re-election of the nominees Ms. Miller and Ms. Carlini to the Board at the 2004 Annual Meeting, the Board has appointed Directors Carlini, Miller and Moran to serve on the Company's Governance and Nominating Committee and fill the vacancies created by the resignation of Mr. Stiller and Mr. del Vecchio.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. Recommendations may be sent to the Governance and Nominating Committee c/o Frances G. Rathke, Secretary, Green Mountain Coffee Roasters, Inc., 33 Coffee Lane, Waterbury, VT 05676.

The Board has adopted a charter for the Governance and Nominating Committee. The Governance and Nominating Committee Charter is posted on the Company's website. The Internet address for the Company's website is http://www.greenmountaincoffee.com and the Governance and Nominating Committee Charter may be found as follows:

1.	From the Company's home page, first click on "Investor Services."
2.	Next, under the heading Corporate Information click on "Governance and Nominating Committee Charter."

      Historically, the Company has not had a formal policy concerning stockholder recommendations of nominees to the Board or the Governance and Nominating Committee. To date, the Company has not received any recommendations from stockholders requesting that the Governance and Nominating Committee (or any predecessor) consider a candidate for inclusion among the Committee's slate of nominees in the Company's proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Governance and Nominating Committee will consider this matter fully during the upcoming year with a view to adopting and publishing a policy on stockholder recommendations for director nominees prior to the 2005 Annual Meeting of Stockholders.

      In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

  the appropriate size and the diversity of the Company's Board of Directors;
  the needs of the Company with respect to the particular talents and experience of its directors;
  the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
  familiarity with national and international business matters;
  experience in political affairs;
  experience with accounting rules and practices;
  appreciation of the relationship of the Company's business to the changing needs of society; and
  the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

        The Governance and Nominating Committee's goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business and professional experience. In doing so the Governance and Nominating Committee also considers candidates with appropriate non-business backgrounds.

      Other than the foregoing there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. In its deliberations, the Governance and Nominating Committee is aware that one member of the Board must meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that a majority of the members of the Board must meet the definition of "independent director" under Rule 4200(a)(14) of the NASDAQ Rules. The Governance and Nominating Committee also believes it appropriate for certain key members of the Company's management to participate as members of the Board.

      The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance and Nominating Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Governance and Nominating Committee. Research may also be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

Compensation Committee. The Board's standing Compensation Committee, composed of non-employee directors, establishes, implements and monitors the strategy, policies and plans of the Company for the compensation of all executive officers of the Company. Its duties include reviewing and determining the compensation of the executive officers of the Company, including setting any Company or business unit performance goals. The Committee met four times during fiscal 2003. Directors Carlini, Davis, del Vecchio, Miller and Moran constituted this Committee in fiscal 2003. All of these directors are independent within the meaning of Rule 4200 of the NASDAQ Rules, with the exception of Mr. del Vecchio, who has resigned from this Committee effective at the 2004 Annual Meeting. Upon Mr. del Vechhio's resignation from the Compensation Committee, all the members of the Compensation Committee will be independent and the Company will be in compliance with the recent amendments to the NASDAQ Rules.

Audit Committee. The Audit Committee currently consists of Directors Carlini, Davis, and Miller, each of whom satisfies the audit committee independence standard under Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 4200 of the NASDAQ Rules. The Board has determined that Mr. Davis is an "audit committee financial expert," as that term is defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The principal duties and responsibilities of the Audit Committee are to:

  Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;
  Appoint, evaluate and replace any registered public accounting firm employed by the Corporation for the purpose of preparing or issuing an audit report or related work (the "Auditors");
  To review and appraise the audit efforts and independence of the Auditors;
  Review and appraise the efforts and effectiveness of the Corporation's internal auditing efforts; and
  Provide an avenue of communication among the Auditors, financial and senior management, the internal auditing function and the Board of Directors.

The Committee met seven times as a full committee during fiscal 2003. In addition, the Chairman of the Committee met once with the PricewaterhouseCoopers LLP audit partners, the audit manager, and the Company's Chief Financial Officer and Controller to introduce the new PriceWaterhouseCoopers audit partner and discuss Sarbanes-Oxley Rule 404 and the Company's new whistleblowing procedures. Additional information regarding the Audit Committee and the Company's independent auditors is disclosed under the heading Independent Auditors and Audit Committee Report.

The Audit Committee Report on page 13, and the Performance Graph on page 19, shall not be deemed to be "soliciting material" or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of that act. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, neither of the reports nor the Performance Graph shall be incorporated by reference into any such filings.

Audit Committee Report

This report is furnished by the Company's Audit Committee with respect to the Company's financial statements for fiscal 2003.

The Committee operates pursuant to a written charter, which was recently amended and restated on January 21, 2004. The Amended and Restated Audit Committee Charter is included with this proxy statement as Appendix B. In addition, a copy of the Amended and Restated Audit Committee Charter is posted on the Company's web site.

The Company's management is responsible for the preparation and presentation of complete and accurate financial statements. The independent auditors, PricewaterhouseCoopers, LLP, are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and for issuing a report on their audit. The Audit Committee oversees and monitors the Company's management and the independent accountants throughout the financial reporting process.

In performing its oversight role, the Audit Committee has reviewed and discussed with management the Company's audited financial statements for Fiscal 2003. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with PricewaterhouseCoopers, LLP the Company's independent auditors for fiscal 2003, the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380), as in effect for the Company's fiscal 2003. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as in effect for the Company's fiscal 2003. The Committee also has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with PricewaterhouseCoopers, LLP the auditors' independence.

Based on the review and discussions referred to in the foregoing paragraph, and subject to the limitations on the role and responsibilities of the Committee in the Charter, the Audit Committee recommended to the Board of Directors of the Company that the Company's audited financial statements for fiscal 2003 be included in its Annual Report on Form 10-K for the fiscal year ended September 27, 2003, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent accountants of the Company for fiscal 2004.

Submitted by the Fiscal 2003 Audit Committee

William D. Davis, Chairman
Barbara D. Carlini
Hinda Miller

Directors' Compensation

Directors who are also employees of the Company do not receive compensation for serving as directors. Directors who are not employees of the Company are paid a retainer and are reimbursed for ordinary and necessary travel expenses incurred in connection with attendance at each Board meeting. The annual retainer in fiscal 2003 was $8,000. In fiscal 2003, each non-employee director earned $2,000 per meeting attended in addition to the annual retainer of $8,000.

Mr. Davis has elected to participate in the Company's 2002 Deferred Compensation Plan and defer receipt of his $8,000 retainer for fiscal 2004.

In addition, the Company has granted stock options from time to time to its outside directors. In fiscal 2003, it granted ten-year non-statutory options to purchase 1,000 shares each to Messrs. Davis, del Vecchio, and Moran, and to Ms. Miller and Ms. Carlini. All of these options are exercisable at $15.34 per share and vest over four years.

See the section of this Proxy Statement entitled Security Ownership of Certain Beneficial Owners and Management for information as to ownership of Company securities by nominees for director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and the NASDAQ. SEC rules require reporting persons to supply the Company with copies of these reports.

Based solely on its review of the copies of such reports received and written representations from reporting persons, the Company believes that with respect to fiscal 2003, all reporting persons timely filed the required reports except for Daniel R. Martin, the Company's Vice President, Sales and Marketing, who filed one late report covering one transaction.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE TWO NOMINEES TO THE BOARD OF DIRECTORS UNDER THIS PROPOSAL.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate compensation, cash and non-cash, awarded to, earned by or paid by the Company to its President and Chief Executive Officer and to its five highest-paid executive officers whose annual compensation (consisting solely of base salary and bonus, if any) exceeded $100,000 for the fiscal year ended September 27, 2003 (the "Named Executive Officers").

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Compensation ($)(1)	Securities Underlying Stock Options (2)	Other Compensation ($)

Robert P. Stiller	2001	350,000	100,235	-	200,000	2,260 (3)
Chairman of the Board,	2002	350,000	233	-	40,000	4,935 (4)
President and	2003	350,364	100,000	-	-	1,175 (5)
Chief Executive Officer

William G. Hogan	2001	-	-	-	-	-
Former Chief Financial	2002	130,096	50,000	87,089	27,500	-
Officer, Secretary,	2003	217,188	-	20,950	-	1,160 (5)
Treasurer and Director

Kathryn S. Brooks	2001	61,923	17,134	-	20,000	-
Vice President, Human	2002	153,644	-	47,074	7,500	3,247 (4)
Resources and	2003	155,475	24,000	3,704	100	1,156 (5)
Organizational Development,
and Director
Daniel R. Martin	2001	-	-	-	-	-
Vice President, Sales	2002	-	-	-	-	-
and Marketing	2003	137,981	93,000	65,028	35,000	-

James K. Prevo	2001	150,000	20,542	5,106	-	2,260 (3)
Chief Information	2002	150,000	233	4,763	2,500	4,361 (4)
Officer	2003	157,819	18,000	4,571	-	1,177 (5)

Jonathan C. Wettstein	2001	150,000	25,522	5,106	20,000	2,260 (3)
Vice President of	2002	150,000	233	4,913	2,500	4,361 (4)
Operations	2003	165,385	21,000	4,417	-	1,177 (5)

(1) Represents matching contributions to the Company's 401(k) Plan and, for Mr. Hogan, Ms. Brooks and Mr. Martin, reimbursement of relocation expenses.
(2) Represents shares of common stock issuable upon exercise of options granted under the Company's 1993, 1999 and/or 2000 Stock Option Plans.

(3) Represents the market value of shares as of April 30, 2001 allocated to an account established for the Named Executive Officer's benefit pursuant to the Company's Employee Stock Ownership Plan ("ESOP").

(4) Represents the market value of shares as of December 31, 2001 allocated to an account established for the Named Executive Officer's benefit pursuant to the Company's Employee Stock Ownership Plan ("ESOP").

(5) Represents the market value of shares as of December 31, 2002 allocated to an account established for the Named Executive Officer's benefit pursuant to the Company's Employee Stock Ownership Plan ("ESOP").

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share ($)	Expiration Date	Present Value at Date of Grant (2)($)
Kathryn S. Brooks	100	0.1%	12.89	10/1/2012	$688
Daniel R. Martin	35,000	31.7%	15.05	12/16/2012	$283,574

(1) The options, which were granted under the Company's 1993 and 2000 Stock Option Plans, generally become exercisable over a four or five-year period, one quarter or one fifth of such options vesting each year commencing one year after the date of the grant.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Present Value at Date of Grant: an expected life averaging 4 years, an average volatility of 63%, no dividend yield, and a risk-free interest rate averaging 2.88%.

The Company has not repriced any stock options during fiscal 2003. It is the Company's current intention to not reprice stock options irrespective of whether plan documents would otherwise permit that action.

Aggregated Option Exercises

The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the fiscal year ended September 27, 2003, by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

AGGREGATED OPTION EXERCISES
IN THE FISCAL YEAR ENDED SEPTEMBER 27, 2003
FISCAL YEAR-END OPTION VALUES

Shares Acquired on		Value Realized	Number of Unexercised Options at Fiscal Year-End		Value ($) of Unexercised "In-the-Money" Options at Fiscal Year-End (1)
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert P. Stiller	-	-	100,000	100,000	$603,000	$603,000
Kathryn S. Brooks	-	-	625	1,875	$1,000	$2,000
William G. Hogan	-	-	-	-	-	-
Daniel R. Martin	-	-	-	35,000	-	$177,000
James K. Prevo	6,000	$94,000	67,979	11,875	$1,028,000	$109,000
Jonathan C. Wettstein	-	-	90,921	11,875	$1,410,000	$109,000

(1) Options are "in-the-money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option. At September 27, 2003, the closing price quoted on the Nasdaq National Market was $20.12.

On September 14, 2000, the Board of Directors of the Company adopted a resolution establishing the Green Mountain Coffee, Inc., Employee Stock Ownership Plan ("ESOP"). The ESOP is qualified under sections 401(a) and 4975(e)(7) of the Internal Revenue Code. All employees of the Company, including the Named Executive Officers, with one year or more of service who are at least twenty-one years of age are eligible to participate in the Plan, in accordance with the terms of the Plan. The Company may, at its discretion, contribute shares of Company stock or cash that is used to purchase shares of Company stock. Company contributions are credited to eligible participants' accounts pro-rata based on their compensation. Plan participants hired before January 1, 2002 become vested in their Plan benefits ratably over five years from the date of hire of the employee. Plan participants hired after January 1, 2002 become vested in their Plan benefits after five years of employment. The Company recorded ESOP compensation costs of $200,000, $200,000 and $400,000 for the fiscal years ended on September 27, 2003, September 28, 2002 and September 29, 2001, respectively. The Company loaned the ESOP $2,000,000 during the fiscal year ended on September 29, 2001 pursuant to a Loan Agreement dated April 16, 2001. During fiscal 2001, the ESOP purchased 86,300 shares of the Company's common stock in open market purchases. As of September 27, 2003, 31,181 of those shares remained unallocated to Plan participants.

Compensation Committee Report Executive Compensation for FY 2003

The Compensation Committee of the Board of Directors is composed of outside directors, none of whom is currently or was formerly an officer or employee of the Company. It is responsible for establishing and monitoring the compensation strategy, policies and plans for all executive officers of the Company and determines their compensation packages. Except for Jules A. del Vecchio, whose wife is the sister of Robert P. Stiller's wife, all the members of the Compensation Committee are independent under SEC rules and the NASDAQ listing requirements.

The Compensation Committee's fiscal 2003 policy was to compensate the executive officers in ways that would: (1) encourage Company growth and profitability, (2) maintain market-competitive compensation, and (3) reward superior performance by the executive officers. The factors and criteria upon which the Committee determined the fiscal 2003 base compensation of its executive officers were, with the exception of market benchmarking, subjective in nature, such as its perception of each executive officer's performance, experience, responsibilities and skills. Bonuses were based on two components including:

  the Company achieving certain earnings per share targets; and
  a discretionary portion recommended to the Committee by the President and CEO, or, in the case of the President and CEO, a discretionary portion determined by the Committee.

The Committee believes that this approach was in the best overall interest of the Company and its stockholders.

The Chief Executive Officer recommended fiscal 2003 salary and bonus targets for each executive officer that reflected a benchmark to market. The Committee accepted the recommendations.

The Compensation Committee was assisted by Mellon Consulting in its review of current executive compensation. Mellon Consulting also made recommendations for fiscal year 2004.

The Committee established the salary and bonus for the Chief Executive Officer, which it also benchmarked to market compensation rates.

Submitted by the Fiscal 2003 Compensation Committee,

David E. Moran, Chairman
Barbara D. Carlini
William D. Davis
Jules A. del Vecchio
Hinda Miller

Performance Graph

The following graph compares the percentage change in the cumulative total stockholder return on the Company's common stock during the period from September 26, 1998 through September 27, 2003, with the cumulative total return for (i) the Nasdaq National Market Index (U.S. Companies) and (ii) the Standard & Poor's Packaged Foods and Meats Index. The comparison assumes that $100 was invested on September 26, 1998 in the Company's common stock at the closing price of $2.625, and in each of the foregoing indices, assuming reinvestment of dividends, if any. The comparison reflected in the graph and table is not intended to forecast the future performance of the Company's common stock and may not be indicative of such future performance.
		INDEXED RETURNS
	Base	Years Ending
	Period
Company / Index	26Sep98	25Sep99	30Sep00	29Sep01	28Sep02	27Sep03
S&P 600 PACKAGED FOODS & MEATS	100	78.88	66.18	86.41	85.99	100.21
NASDAQ U.S. INDEX	100	158.44	211.07	86.30	69.58	103.87
GMCR	100	157.14	359.52	878.10	497.14	766.48

Employment Agreements

In a letter dated March 13, 2001 offering Kathryn S. Brooks employment as the Company's Vice President of Human Resources and Organizational Development, the Company agreed that in the event that Ms. Brooks's employment with the Company was terminated for any reason other than cause the Company would pay Ms. Brooks severance equal to one-year's salary payable over twelve-months.

In a letter dated November 5, 2002 offering Daniel R. Martin employment as the Company's Vice President of Sales and Marketing, the Company agreed that in the event that Mr. Martin's employment with the Company was terminated for any reason other than cause the Company would pay Mr. Martin severance equal to one-year's salary payable over twelve-months.

In a letter dated January 22, 2002 offering William G. Hogan employment as the Company's Vice President and Chief Financial Officer, the Company agreed that in the event that Mr. Hogan's employment with the Company was terminated for any reason other than cause the Company would pay Mr. Hogan severance equal to one-year's salary payable over twelve-months. Mr. Hogan resigned as an officer, employee and director of the Company effective as of April 2, 2003, and has been receiving severance payments as agreed.

On July 1, 1993, the Company entered into an Employment Agreement with Jonathan C. Wettstein, its Vice President of Operations. The Employment Agreement provides that Mr. Wettstein will receive a minimum base annual salary of $115,000, performance based bonuses to be determined from time to time by the Board of Directors and additional compensation up to a maximum of 100% of his then base compensation in the event of his termination within one year following a change of control transaction. In addition, Mr. Wettstein is entitled to a severance payment consisting of 50% of his then base annual salary in the event that he is terminated for any reason other than (i) for cause or (ii) his voluntary resignation. The Employment Agreement may be terminated at any time by the Company or Mr. Wettstein. The Employment Agreement also provides that Mr. Wettstein shall not (i) disclose or use any confidential information of the Company during or after the term of his agreement, (ii) compete with the Company or any of its affiliates during the term of his agreement, or in certain circumstances, for a period of six months thereafter or (iii) recruit any employee of the Company for employment in any other business competitive with the Company for a period of one year after the termination of his agreement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a former or current officer or employee of the Company, nor does any executive officer of the Company serve as an officer, director or member of a compensation committee of any entity one of whose executive officers or directors is a director of the Company.

Code of Ethics

The Company has adopted the Green Mountain Coffee Roasters Finance Code of Professional Conduct which constitutes a "code of ethics" within the meaning of Item 406 of Regulation S-K promulgated under the Exchange Act and applies to the Company's principal executive officer, principal financial officer, principal accounting officer and all other employees engaged in the finance organization at the Company. The code of ethics is posted on the Company's website.

The Internet address for our website is http://www.GreenMountainCoffee.com and the code of ethics may be found as follows:

1.	From the Company's home page, first click on "Investor Services."
2.	Next, under the heading Corporate Information click on "Finance Code of Professional Conduct."

    The Company's website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

In accordance with requirements of the recently amended NASDAQ Rules, the Company intends to adopt on or before May 4, 2004, a code of ethics which is applicable to all directors, officers and employees of the Company. A copy of this code of ethics will be posted on the Company's web site in a similar fashion as the Green Mountain Coffee Roasters Finance Code of Professional Conduct.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of January 14, 2004 for (1) each of the Company's directors and nominees, (2) all directors and executive officers of the Company as a group, (3) each Named Executive Officer and (4) each person known by the Company to own beneficially 5% or more of the outstanding shares of its common stock:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent Ownership of Common Stock Outstanding
Robert P. Stiller (1) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	2,742,549	38.1%
Kathryn S. Brooks (2) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676 c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	13,076	0.2%
William G. Hogan c/o Hill-Rom 4349 Corporate Road Charleston, SC 29405	-	-
Daniel R. Martin(3) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	11,315	0.2%
James K. Prevo (4) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	81,699	1.2%
Jonathan C. Wettstein (5) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	102,006	1.5%
Barbara Carlini (6) c/o Diageo 750 East Main St. Stamford, CT 06902-5408	2,250	0.0%
William D. Davis (7) c/o Childtime Learning Centers, Inc. 621 NW 53rd St., Suite 600 Boca Raton, FL 33487	34,130	0.5%
Jules A. del Vecchio (8) c/o New York Life Insurance Co. 51 Madison Avenue New York, NY 10010	36,148	0.5%
David E. Moran (9) c/o Fusion5 101 Franklin Street Westport, CT 06880	16,250	0.2%
Hinda Miller (10) c/o Deforest Concepts 84 Deforest Heights Burlington, VT 05401	18,248	0.3%
Brown Capital Management (11) 1201 North Calvert Street Baltimore, MD 21202	1,152,516	16.4%
Fidelity Management and Research (11) 1 Federal Street Boston, MA 02110	506,360	7.2%
All directors and executive officers as a group (13 persons) (12)	3,161,334	42.0%

(1) Includes an aggregate of 235,740 shares of common stock held by Trusts for the benefit of Mr. Stiller's wife and children and excludes shares owned by relatives of Mr. Stiller, if any, as to which Mr. Stiller disclaims beneficial ownership. Also includes 170,000 shares of common stock for Mr. Stiller issuable upon exercise of outstanding stock options exercisable within 60 days and 398 shares of common stock which have been allocated to an account established for Mr. Stiller pursuant to the ESOP and over which he exercises sole voting power.

(2) Includes 11,270 shares of common stock for Ms. Brooks issuable upon exercise of outstanding stock options exercisable within 60 days. Also includes 195 shares of common stock which have been allocated to an account established for Ms. Brooks pursuant to the ESOP and over which she exercises sole voting power.

(3) Includes 11,315 shares of common stock for Mr. Martin issuable upon exercise of outstanding stock options exercisable within 60 days.

(4) Includes 73,604 shares of common stock for Mr. Prevo issuable upon exercise of outstanding stock options exercisable within 60 days. Also includes 378 shares of common stock which have been allocated to an account established for Mr. Prevo pursuant to the ESOP and over which he exercises sole voting power.

(5) Includes 86,546 shares of common stock for Mr. Wettstein issuable upon exercise of outstanding stock options exercisable within 60 days. Also includes 378 shares of common stock which have been allocated to an account established for Mr. Wettstein pursuant to the ESOP and over which he exercises sole voting power.

(6) Includes 2,250 shares of common stock for Ms. Carlini issuable upon exercise of outstanding stock options exercisable within 60 days.

(7) Includes 1,200 shares of common stock for Mr. Davis issuable upon exercise of outstanding stock options exercisable within 60 days and 995 phantom stock units earned under the 2002 deferred compensation plan.

(8) Includes 18,948 shares held of record by Phyllis Brennan Huffman, Mr. del Vecchio's wife. Also includes 17,200 shares of common stock for Mr. del Vecchio issuable upon exercise of outstanding stock options exercisable within 60 days.

(9) Includes 16,250 shares of common stock for Mr. Moran issuable upon exercise of outstanding stock options exercisable within 60 days.
(10) Includes 11,200 shares of common stock for Ms. Miller issuable upon exercise of outstanding stock options exercisable within 60 days.

(11) Information as of September 30, 2003, based solely upon a review of statements on Schedules 13-F filed with the Commission for the period ended September 30, 2003. The Company assumes no responsibility with respect to such information.

(12) Includes an aggregate of 502,211 shares of common stock issuable upon exercise of stock options held by certain officers of the Company that are exercisable within 60 days. Also includes 2,038 shares of common stock which have been allocated to accounts established for officers of the Company pursuant to the ESOP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Stiller has guaranteed the repayment of the indebtedness incurred in 1993 by the Company to the Central Vermont Economic Development Corporation. See Note 9 of "Notes to Consolidated Financial Statements" in the accompanying Annual Report to Stockholders for a description of the terms of such indebtedness.

During fiscal 2003, the Company used travel services provided by ElanAir, Inc., d/b/a Heritage Flight, a company which provides charter flights and other travel services. ElanAir, Inc. is owned entirely by Robert P. Stiller, the CEO of the Company. During fiscal 2003, the Company paid a total of $295,000 to Heritage Flight for various travel services.

Any future transactions between the Company and its officers, directors, principal stockholders or other affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arms-length basis and will be subject to the approval of the Company's Audit Committee.

FINANCIAL AND OTHER INFORMATION

The Company is mailing its 2003 Annual Report to its stockholders with this Proxy Statement. The 2003 Annual Report contains the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 2003. The Company's Form 10-K for the year ended September 27, 2003 can also be accessed online at the website of the Securities and Exchange Commission, www.sec.gov.

OTHER BUSINESS

The Board of Directors is not aware of any matters not set forth herein that may come before the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote as the Board of Directors directs.

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as the Company's independent accountants for fiscal year 2003. The Company expects that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting. This representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Corporation's auditor for the current fiscal year.

Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2003 and 2002 were as follows:

	2002	2003
Audit Fees	$113,500	$139,000
Audit-Related Fees	$37,700	$15,000
Tax Fees	-	-
All Other Fees	-	-

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit-related fees consisted primarily of consultation concerning accounting and financial reporting. Due to changes in rules governing the disclosure of this information, the fiscal 2002 information differs from prior presentations; it is presented this year on a basis consistent with the fiscal 2003 information. The Audit Committee considered the compatibility of non-audit services by PricewaterhouseCoopers LLP with the maintenance of that firm's independence.

The Audit Committee generally approves all engagements of the independent auditor in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have them approved by the Audit Committee or, if necessary between Committee meetings, by the Audit Committee chairman on behalf of the Committee. Projects of the types approved for which fees total less than $50,000 in each case may be approved by the Chair of the Audit Committee, subject to review and approval by the Audit Committee at its next meeting. Services in fiscal 2003 and fiscal 2002 were engaged prior to the development of the current Committee prior approval requirements.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be included in the Company's proxy materials for presentation at the 2005 Annual Meeting of Stockholders must be received by the Secretary of the Company at 33 Coffee Lane, Waterbury, VT, 05676 by October 27, 2004.

SEC rules provide that the Company will not have discretionary authority to vote shares under proxies it solicits concerning matters submitted by a stockholder if the stockholder submits the matter to the Company by a certain date. The applicable date prior to which discretionary authority is prohibited for the Company's 2005 Annual Meeting of Stockholders is January 9, 2005.

By order of the Board of Directors,

/s/ Frances G. Rathke
Frances G. Rathke
Secretary

Dated: January 26, 2004

APPENDIX A

DIRECTIONS TO GREEN MOUNTAIN COFFEE ROASTERS
ADMINISTRATION & FINANCE OFFICES
81 DEMERITT PLACE
WATERBURY, VT 05676

From Boston, MA Area:

  Take Interstate 93 North to Interstate 89 North.
  I-89 North crosses NH into Vermont (where the exit numbers will begin again with Exit 1).
  Take I-89 North to Vermont Exit # 10 - Waterbury/Stowe.
  Coming off the Exit ramp, take a left onto Rt. 100 South.
  You will come to a "T" at which you take a left onto Rt. 100 South/Rt. 2 East (No. Main St.).
  Go under the overpass and stay on this street, continue past two traffic lights (No. Main St. becomes So. Main St.).
  After the second traffic light, you will go less than a mile and take a left onto Demeritt Place which is a small street on the left between a Sunoco Station and a Chevrolet dealership.
  Once on Demeritt Place, go over the train tracks and you'll see two GMCR buildings. The Administration & Finance Offices are in the building to the left.

From Burlington, VT

  Take I-89 South to Exit 10 (Waterbury/Stowe).
  Come off the Exit 10 ramp and veer to the right onto Rt. 100 South.
  You will come to an immediate "T" at which you take a left onto Rt. 100 South/Rt. 2 East (No. Main St.)
  Go under the overpass and stay on this street, continue past two traffic lights (No. Main St. becomes So. Main St.).
  After the second traffic light, you will go less than a mile and take a left onto Demeritt Place which is a small street on the left between a Sunoco Station and a Chevrolet dealership.
  Once on Demeritt Place, go over the train tracks and you'll see two GMCR buildings. The Administration & Finance Offices are in the building to the left.

From Waitsfield/Warren, VT

  Take Rt. 100 North towards Duxbury/Waterbury.
  Rt. 100 comes to a "T" with Rt. 2/Rt. 100.
  Take a left onto Rt. 2 West/Rt. 100 North.
  Go over the river and around the curve.
  Take a right onto Demeritt Place which is a small street on the right between a Chevrolet dealership and a Sunoco Station.
  Once on Demeritt Place, go over the train tracks and you'll see two GMCR buildings. The Administration & Finance Offices are in the building to the left.

For further assistance:

Call Green Mountain Coffee Roasters - Investor Services at (802) 244-5621.

APPENDIX B

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

I. PURPOSE

The Audit Committee is appointed by the Board of Directors (the "Board") to oversee the accounting and financial reporting processes and the audits of the financial statements of Green Mountain Coffee Roasters, Inc. (the "Company"), including monitoring the integrity of the financial reports and other financial information of the Company; compliance by the Company with legal and regulatory requirements; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the independence and performance of the Company's registered public accounting firm engaged to audit and review the Company's financial statements (the "Auditors") and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

II. COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors as defined by the NASD Marketplace Rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the "Act"). Furthermore, no director shall be appointed to serve on the Audit Committee if they have participated in the preparation of the financial statements of the Company at any time during the past three years. All members of the Committee shall have a working familiarity with basic finance and accounting practices and be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one member of the Committee shall be an "audit committee financial expert" as that term is defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four or more times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing function and representatives from the Auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet with the Auditors and management quarterly to review the Company's financials consistent with the responsibilities and duties of the Committee set forth herein.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

  Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval;
  Be directly solely responsible for the appointment, evaluation and replacement of any registered public accounting firm employed by the Company for the purpose or preparing or issuing an audit report or related work (the "Auditors");
  Be directly solely responsible for oversight of the work of Auditors;
  Determine appropriate compensation for the Auditors in connection with audit related services to the Company;
  Review with management and the Auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of Form 10-K) and review and consider with such accounting firm the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61, as amended from time to time;
  Review significant financial reporting issues and judgments made by management and the Auditors in connection with the preparation of the Company's financial statements, including an analysis of the effect of alternative GAAP methods on the Company's financial statements and a description of any transactions as to which management obtained SAS No.50 letters;
  Review with management and the Auditors the financial statements to be included in the Company's Quarterly Report on Form 10-Q and review and consider with such accounting firm the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61, as amended from time to time;
  Establish and, from time to time, review and reassess, procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters;
  Review major changes to the Company's auditing and accounting principles and practices as suggested by the Auditors, management or internal auditors;
  Provide approval prior to the engagement of the Auditors to perform any non-audit services for the Company, determine appropriate compensation for such services and disclose such approval to investors in all periodic reports required by Section 13(a) of the Exchange Act of 1934, as amended;
  Receive periodic reports from the Auditors which show all critical accounting policies and practices used in connection with the Company's audit; all alternative treatments of financial information with GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Auditor; and other material written communications between the Auditor and management, such as any management letter or schedule of unadjusted differences;
  Receive from the Auditors a formal written statement delineating all relationships between the Auditor and the Company, consistent with Independence Standards Board Standard 1, and be responsible for actively engaging in a dialogue with the Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking or recommending that the board of directors take appropriate action to oversee the independence of the Auditor;
  Evaluate whether management is properly and adequately emphasizing the importance of internal control measures throughout the organization;
  Respond to and oversee corrective action in connection with reports by executive officers of deficiencies in the design or operation of internal controls or fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls;
  Resolve disagreements between management and the Auditors regarding financial reporting;
  Engage independent counsel and other advisers, as it determines necessary to carry out its duties, and determine appropriate compensation for such counsel and advisors;
  Approve all transactions that would be required to be reported as related party transactions pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Auditors.

V. RESOURCES AND AUTHORITY

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities and the Company will provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for the payment of: (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (2) compensation to any advisers employed by the Committee pursuant to this Charter; and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

APPENDICES NOT PART OF THE COMPANY'S PROXY STATEMENT

APPENDIX A

1998 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

Article 1 - Purpose.

This 1998 Employee Stock Purchase Plan (the "Plan") is intended to encourage stock ownership by all eligible employees of Green Mountain Coffee, Inc. (the "Company"), a Delaware corporation, and its participating subsidiaries (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

Article 2 - Administration of the Plan.

The Compensation Committee of the Board of Directors (the "Committee") will administer the Plan. The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

Notwithstanding the foregoing, the Board of Directors shall at all times retain the power to administer this Plan. In such event, the word "Committee" wherever used herein shall be deemed to mean the Board of Directors.

Article 3 - Eligible Employees.

All employees of the Company or any of its participating subsidiaries who have completed 30 days of employment and whose customary employment is more than 20 hours per week shall be eligible to receive options under the Plan to purchase common stock of the Company, and all eligible employees shall have the same rights and privileges hereunder. Persons who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. Directors who are not employees of the Company shall not be eligible to receive options under this Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

Article 4 - Stock Subject to the Plan.

The stock subject to the options under the Plan shall be shares of the Company's authorized but unissued common stock, par value $0.10 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 600,000, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

Article 5 - Payment Period and Stock Options.

The Payment Periods shall consist of the first half of the Company's fiscal year and the second half of the Company's fiscal year. The first Payment Period will be the first half of the Company's 1999 fiscal year.

Subject to the limitations set forth in the last paragraph of this Article 5, twice each year, on the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, the number of shares provided in Article 6, on condition that such employee remains eligible to participate in the Plan throughout the remainder of such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant's accumulated payroll deductions on the last day of such Payment Period. The Option Price per share for each Payment Period shall be the lesser of (i) 85% of the average market price of the Common Stock on the first business day of the Payment Period and (ii) 85% of the average market price of the Common Stock on the last business day of the Payment Period, in either event rounded up to avoid fractions of a dollar other than 1/4, 1/2, and 3/4. The Option Price shall be subject to adjustment as provided in Article 12.

For purposes of the Plan, the term "average market price" on any date means (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market; or (iv) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

For purposes of the Plan, the term "business day" means a day on which there is trading on the Nasdaq National Market or the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph, and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in Vermont.

No employee shall be granted an option which permits the employee's right to purchase stock under the Plan, and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant's accumulated payroll deductions on the last day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

Article 6 - Exercise of Option.

Subject to the limitations in Article 16, each eligible employee who continues to be a participant in the Plan on the last day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the participant's accumulated payroll deductions on such date will pay for at the Option Price, subject to the Section 423(b)(8) limitation described in Article 5. In no event may any option be exercisable later than 27 months after the date of its grant. If the individual is not a participant on the last day of a Payment Period, then he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in a participant's account at the end of a Payment Period by reason of the inability to purchase a fractional share shall be carried forward to the next Payment Period.

Article 7 - Authorization for Entering the Plan.

An employee may elect to enter the Plan by filling out, signing and delivering to the Company an authorization:

A. Stating the percentage to be deducted regularly from the employee's pay;

B. Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

C. Specifying the exact name or names in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

Such authorization must be received by the Company at least ten business days before the first day of the next succeeding Payment Period and shall take effect only if the employee is an eligible employee on the first business day of such Payment Period.

Unless a participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

The Company will accumulate and hold for each participant's account the amounts deducted from his or her pay. No interest will be paid on these amounts.

Article 8 - Maximum Amount of Payroll Deductions.

An employee may authorize payroll deductions in an amount (expressed as a whole percentage) not less than one percent (1%) but not more than ten percent (10%) of the employee's total compensation, including base pay or salary and any overtime, bonuses or commissions.

Article 9 - Change in Payroll Deductions.

Deductions may not be increased or decreased during a Payment Period. However, a participant may withdraw in full from the Plan.

Article 10 - Withdrawal from the Plan.

An employee may withdraw from the Plan (in whole but not in part) at any time prior to the last day of a Payment Period by delivering a withdrawal notice to the Company, in which case the Company will promptly refund the entire balance of the employee's deductions not previously used to purchase stock under the Plan.

To re-enter the Plan, an employee who has previously withdrawn must file a new authorization at least ten business days before the first day of the next Payment Period in which he or she wishes to participate. The employee's re-entry into the Plan becomes effective at the beginning of such Payment Period, provided that he or she is an eligible employee on the first business day of the Payment Period.

Article 11 - Issuance of Stock.

Certificates for stock issued to participants shall be delivered as soon as practicable after each Payment Period by the Company's transfer agent, except as provided in Section 16.

Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant's authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

Article 12 - Adjustments.

Upon the happening of any of the following described events, a participant's rights under options granted under the Plan shall be adjusted as hereinafter provided:

A. In the event that the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares, or if, upon a reorganization, split-up, liquidation, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company, each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company as were exchangeable for the number of shares of Common Stock that such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the Option Price per share to reflect such subdivision, combination or exchange; and

B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each participant upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which the participant is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have been or may be granted under the Plan and the Option Price shall also be appropriately adjusted to reflect the events specified in paragraphs A. and B. above. Notwithstanding the foregoing, any adjustments made pursuant to paragraphs A. or B. shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a "modification" (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

If the Company is to be consolidated with or acquired by another entity in a merger, a sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board") shall, with respect to options then outstanding under the Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of the Common Stock in connection with the Acquisition, (b) shares of stock of the successor corporation, or a parent or subsidiary of such corporation, or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such options immediately preceding the Acquisition; or (ii) terminate each participant's options in exchange for a cash payment equal to the excess of (a) the fair market value on the date of the Acquisition, of the number of shares of Common Stock that the participant's accumulated payroll deductions as of the date of the Acquisition could purchase, at an option price determined with reference only to the first business day of the applicable Payment Period and subject to the Code Section 423(b)(8) and fractional-share limitations on the amount of stock a participant would be entitled to purchase, over (b) the result of multiplying such number of shares by such option price.

The Committee or Successor Board shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

Article 13 - No Transfer or Assignment of Employee's Rights.

An employee's rights under the Plan are the employee's alone and may not be transferred or assigned to, or availed of by, any other person other than by will or the laws of descent and distribution. Any option granted under the Plan to an employee may be exercised, during the employee's lifetime, only by the employee.

Article 14 - Termination of Employee's Rights.

Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her rights under the Plan shall immediately terminate, and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under the Plan. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or for so long as the participant's right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

If a participant's payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the participant on the day the interruption occurs.

Article 15 - Termination and Amendments to Plan.

Unless terminated sooner as provided below, the Plan shall terminate on September 30, 2008. The Plan may be terminated at any time by the Company's Board of Directors but such termination shall not affect options then outstanding under the Plan. It will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the stockholders of the Company, no amendment may (i) materially increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code; or (iii) cause the provisions of Section 16(b) of the Securities Exchange Act of 1934 to become inapplicable to the Plan.

Article 16 - Restrictions on the Exercise of Options.

The other provisions of this Plan notwithstanding:

A. This Plan shall terminate if the stockholders of the Company do not approve it within 12 months after its adoption by the Board of Directors. Certificates representing shares issuable upon the exercise of options before stockholder approval will be retained by the Company until the stockholders approve the Plan. If the stockholders do not approve the Plan the Company will issue no shares under the Plan, and it will return to the participants their accumulated payroll deductions.

B. The Committee, in its sole discretion, may require as a condition to the exercise of options that the underlying shares be registered under the Securities Act of 1933, as amended, and that all other legal requirements necessary, or in the Committee's opinion, desirable from the Company's standpoint, to the exercise of the options be satisfied or waived.

Article 17 - Participating Subsidiaries.

The term "participating subsidiary" shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the stockholders.

Article 18 - Optionees Not Stockholders.

Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been actually purchased by the employee.

Article 19 - Application of Funds.

The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 20 - Notice to Company of Disqualifying Disposition.

By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Payment Period in which such Common Stock was acquired. Each participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as "disqualifying dispositions" under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

Article 21 - Withholding of Additional Income Taxes.

By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant's compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant's compensation, when amounts are added to the participant's account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant's accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

Article 22 - Governmental Regulations.

The Company's obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to identify shares of Common Stock issued under the Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

Article 23 - No Special Employment Rights.

The Plan does not, directly or indirectly, create in any employee any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

Article 24 - Participant Assumes Investment Risk.

By purchasing stock through participation in this Plan the participating employees assume the complete risk of an investment in the Company's common stock, including the risk of price fluctuations in the market for the common stock. The Company can give no assurance that the participants will be able to resell shares purchased through this Plan for the price they pay for them under this Plan, or at all.

Article 25 - Governing Law.

The validity and construction of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Article 26 - Approval of Board of Directors and Stockholders of the Company.

The Plan was adopted by the Board of Directors on July 24, 1998 and approved by the Company's stockholders at the Company's 1999 Annual Meeting. The Plan was amended and restated by the Board of Directors on December 11, 2003 to increase the authorized number of shares of Common Stock available for issuance under the Plan to 600,000 shares.

PROXY CARD

GREEN MOUNTAIN COFFEE ROASTERS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS To Be Held March 25, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Robert P. Stiller and Frances G. Rathke, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Green Mountain Coffee Roasters, Inc. (the "Company") in such manner as they, or either of them, may determine on any matters which may properly come before the meeting or any adjournments thereof and to vote on the matters set forth below as directed by the undersigned. The Annual Meeting will be held at the Company's offices at 81 Demeritt Place, Waterbury, Vermont on Thursday, March 25, 2004 at 10:00 a.m., and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.

  Proposal 1 - To Amend the Company's 1998 Employee Stock Purchase Plan:

  [__] FOR [__] AGAINST [__] ABSTAIN

  Proposal 2 - To Elect Two Class II Directors

Nominees: Class II Directors: Barbara D. Carlini and Hinda Miller.
[__] FOR all nominees [__] WITHHELD from all nominees
[__] FOR, except vote withheld from the following nominees: _____________________________________________________________________

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR UNDER PROPOSAL 1 AND IF THIS PROXY IS NOT MARKED TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE IT WILL BE VOTED FOR ALL NOMINEES UNDER PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. Please check your mailing address as it appears on this card. If it is inaccurate please include your correct address below.

Dated: _______________________________, 2004

__________________________________________

(Signature)

__________________________________________

(Signature)

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.